Exhibit 99

News Release
[LOGO]	First Midwest Bancorp, Inc.	First Midwest Bancorp 300 Park Blvd., Suite 405 P.O. Box 459 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE	CONTACT:	Michael L. Scudder
EVP, Chief Financial Officer
(630) 875-7283
TRADED:	Nasdaq	Steven H. Shapiro
SYMBOL:	FMBI	EVP, Corporate Secretary
(630) 875-7345
www.firstmidwest.com
FIRST MIDWEST FOURTH QUARTER EPS UP 10.6% AND FULL YEAR EPS UP 5.9%
4TH QUARTER 2003 HIGHLIGHTS:
*	EPS Increased 10.6% to $.52 from $.47 Last Year
*	ROAA of 1.54% vs. 1.49% Last Year
*	Quarterly Cash Dividend Increased 16%
*	Continued Sound Asset Quality
*	Acquisition of CoVest Bancshares Completed
*	Rural Streator, Illinois Branches Sold

ITASCA, IL, JANUARY 21, 2004 - First Midwest Bancorp, Inc. ("First Midwest") (Nasdaq: FMBI), the premier relationship-based franchise in the wealthy and growing suburbs of Chicago, today reported net income for the fourth quarter ended December 31, 2003 of $24.2 million up from $22.5 million in the comparable quarter of 2002. This represented an increase of 10.6% on a per diluted share basis to $0.52, from $0.47 in the fourth quarter 2002. First Midwest's performance during the quarter resulted in an annualized return on average assets of 1.54% and an annualized return on average equity of 18.6%, up from 1.49% and 17.9%, respectively, in last year's fourth quarter.

For the full year 2003, First Midwest's net income increased 5.9% on a per diluted share basis to a record

$92.8 million, or $1.97 per diluted share, from $90.2 million, or $1.86 per diluted share, in 2002. First Midwest's annualized return on average assets and annualized return on average equity in 2003 was 1.50% and 18.3%, respectively, down marginally from 1.53% and 18.8%, respectively, in 2002.

"First Midwest experienced another year of record performance in 2003, despite challenging economic conditions," said John O'Meara, First Midwest's President and Chief Executive Officer. "First Midwest generated strong earnings while protecting future performance through continued sound credit quality and strategic balance sheet repositioning. During the year, we improved our market position in the important northwest Cook County corridor by acquiring CoVest Bancshares and the O'Hare Financial Center branch from Northern Trust."

2004 Outlook

"The coming year presents exciting opportunities and continued challenges as the banking environment looks to emerge from the economic downturn." O'Meara continued, "I am encouraged by the favorable trends experienced in loan outstandings and fee growth as well as our improved margins. We continue to focus on maintaining strict credit quality and expense management. With the acquisition of CoVest completed, First Midwest's banking franchise begins 2004 with approximately $7 billion in total assets, roughly 90% of which are located in the highly dynamic suburban Chicago market place. First Midwest expects to grow diluted earnings per share to $2.15 - $2.20 in 2004."

Transactions Completed in Fourth Quarter

On December 31, 2003, First Midwest completed its acquisition of CoVest Bancshares ("CoVest"), which had total loans of $531 million and total deposits of $466 million. First Midwest paid cash for the acquisition, which was accounted for under the purchase method. First Midwest incurred $4.4 million of direct, after-tax merger costs and recorded approximately $63.6 million of intangible assets.

First Midwest also completed a $125 million issuance of trust preferred securities in November 2003 to finance the acquisition of CoVest. These securities bear a coupon rate of 6.95% and mature in November 2033. In conjunction with the issuance, First Midwest received investment grade ratings from Standard & Poor's, Moody's and Fitch rating services.

On November 13, 2003, First Midwest sold two branches in rural Streator, Illinois, representing $69 million in deposits and $11 million in loans. The consideration received from the sale resulted in a pre-tax gain of approximately $4.6 million.

Balance Sheet Restructuring Activities

During the fourth quarter of 2003, First Midwest continued to pursue previously announced balance sheet restructuring strategies as a result of the continued low interest rate environment and its expectation for higher interest rates. During the quarter, First Midwest extinguished $100 million of Federal Home Loan Bank advances with a weighted maturity of 18 months and a weighted cost of 3.78% at a pre-tax cost of approximately $3 million. In a separate transaction, this funding was replaced with Federal Home Loan Bank advances having a weighted maturity of 24 months and a weighted cost of 1.96%.

Net Interest Margin

First Midwest's net interest income totaled $53.0 million for the fourth quarter of 2003, in line with the prior year's fourth quarter of $52.8 million. Net interest margin for the fourth quarter of 2003 was 4.01%, down from 4.10% a year ago, but up from 3.90% in the third quarter of 2003. As expected, First Midwest's margin improved from the prior quarter primarily due to improved yields on mortgage-backed securities and benefits realized from retiring and redeploying Federal Home Loan Bank advances at lower interest rates. First Midwest also incurred $1.1 million in interest expense stemming from the $125 million trust preferred issuance. The impact of this cost on net interest margin was increased as the proceeds from the issuance were held in liquid, lower yielding assets until the completion of the CoVest acquisition.

Loan Growth and Funding

Total loans at December 31, 2003 were 19.2% higher than at December 31, 2002, primarily due to loans acquired as part of the CoVest acquisition. Excluding the $531 million in loans First Midwest acquired from CoVest, total loans increased approximately 3.6% over 2002 as loans in all categories experienced growth, except 1-4 family real estate and indirect consumer lending. Total loans, excluding CoVest, increased 1.2% on a linked-quarter basis and represented 4.8% on an annualized basis. Excluding CoVest, commercial loan growth on a linked-quarter basis was 1.65% and 11.6% year-over-year for 2003.

Average deposits for the fourth quarter 2003 increased from the prior year's fourth quarter by 4.6%, primarily due to growth in core transactional accounts (demand, savings, NOW, and money market accounts). Compared to the fourth quarter of 2002, core transactional deposits increased 14.1%, largely due to targeted pricing and promotional efforts.

Noninterest Income and Expense

Noninterest income for the fourth quarter of 2003 totaled $19.4 million, including the $4.6 million gain realized from the sale of the Streator branches and $3.0 million in losses created by the early retirement of Federal Home Loan Bank advances. Excluding these transactions, noninterest income was $17.8 million, a slight increase from the $17.6 million earned in the prior year's fourth quarter. Service charges on deposit accounts, commissions earned from the sale of third-party investment products and trust income all increased in fourth quarter 2003 when compared to the prior year's fourth quarter. This increase was partly offset by lower income from corporate owned life insurance, mortgage-related sales commissions and debit card revenues. Noninterest income was relatively stable on a linked-quarter basis after excluding debt retirement and securities gains and losses from both periods. For the full year of 2003, total noninterest income totaled $74.2 million, an increase of 10.7% over 2002.

Total noninterest expense for the fourth quarter of 2003 increased 4.0% from the prior year's fourth quarter and increased 1.0% for full year 2003 from 2002. On a linked-quarter basis, noninterest expense was essentially unchanged.

First Midwest's combination of top line revenue performance and continued cost control resulted in solid efficiency ratios for both fourth quarter 2003 and full year 2003 of 45.7% and 48.3%, respectively.

Credit Quality

First Midwest's overall credit quality remains sound. Nonperforming loans at December 31, 2003 totaled $23.1 million, representing 0.57% of total outstanding loans. This ratio is up from the September 30, 2003 level of 0.53% and a historically low level of 0.37% as of December 31, 2002. As anticipated in pre-acquisition due diligence, nonperforming loans include $4.9 million of nonaccruing loans acquired from CoVest. Nonperforming loans also include $7.1 million of loans restructured by First Midwest that are expected to return to performing status by the end of the first quarter of 2004 as the result of sustained borrower performance under the restructured terms.

Nonperforming assets totaled $28.9 million at December 31, 2003. Loans past due 90 days decreased by 29.6% to $3.4 million on a linked-quarter basis.

Net charge-offs for the fourth quarter and full year of 2003 were 0.35% and 0.28% of average loans, respectively, down from 0.49% and 0.45% for the fourth quarter and full year of 2002, respectively. Provisions for loan losses for both the fourth quarter and full year of 2003 fully covered net charge-offs, resulting in First Midwest maintaining its ratio of the reserve for loan losses to total loans at the close of the fourth quarter of 2003 at 1.39%. Loan loss reserves acquired as a part of the CoVest acquisition totaled $7.2 million and represented 1.36% of the loans acquired. The reserve for loan losses at December 31, 2003 represented 245% of nonperforming loans as compared to the historically high level of 383% at year-end 2002.

Dividend Increase

On November 19, 2003, First Midwest increased its quarterly cash dividend by 15.8% from $.19 to $.22 per share. This represents the Company's 84th consecutive quarterly dividend payment since its formation in 1983. First Midwest has increased its annual dividend at a compound annual growth rate of 10% and 12% over the past five and ten years, respectively. Based on First Midwest's December 31, 2003 closing price of $32.43 per share, the current dividend payment represents an annual yield of 2.71%.

Capital Management

First Midwest's Total Risk Based Capital and Tier 1 Risk Based Capital ratios at the year-end 2003 were 11.37% and 10.24%, respectively, exceeding the minimum "well capitalized" levels for regulatory purposes of 10.0% and 6.0%, respectively. First Midwest's Tier 1 Leverage Ratio of 8.43% also exceeded the "well capitalized" range of 3.0% - 5.0%. First Midwest's tangible capital ratio, which represents the ratio of stockholders' equity to total assets excluding intangible assets, declined from 7.97% as of December 31, 2002 to 6.22% as of December 31, 2003, due to the $82.9 million of intangible assets created by the CoVest and O'Hare branch acquisitions.

First Midwest made no share repurchases during the fourth quarter of 2003 and repurchased 842 thousand shares at an average price of $26.60 for the entire year 2003. As of December 31, 2003, approximately 1.6 million shares remained under First Midwest's existing repurchase authorization. First Midwest expects to continue to repurchase shares in 2004, the pace of which will continue to be influenced by the expected rate of return of alternate capital investment opportunities.

About the Company

First Midwest is the premier relationship-based banking franchise in the wealthy and growing suburban Chicago banking markets. As the largest independent bank holding company and one of the overall largest banking companies in the Chicago metropolitan area, First Midwest provides the full range of both business and retail banking, trust and investment management services through approximately 70 offices located in 50 49 communities, primarily in northeastern Illinois.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in First Midwest Bancorp's 2002 Form 10-K and other filings with the U.S. Securities and Exchange Commission. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. First Midwest does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

Accompanying Financial Statements and Tables
Accompanying this press release is the following unaudited financial information:

* Operating Highlights, Balance Sheet Highlights and Stock Performance Data (1 page)

* Condensed Consolidated Statements of Condition (1 page)

* Condensed Consolidated Statements of Income (1 page)

* Selected Quarterly Data and Asset Quality (1 page)

Press Release and Additional Information Available on Website

This press release, the accompanying financial statements and tables and certain additional unaudited selected financial information (totaling 3 pages) are available through the "Investor Relations" section of First Midwest's website at www.firstmidwest.com.

First Midwest Bancorp, Inc.	Press Release Dated January 21, 2004

Operating Highlights	Quarters Ended				Years Ended
Unaudited	December 31,				December 31,
(Amounts in thousands except per share data)	2003		2002		2003		2002

Net income	$24,199		$22,466		$92,778		$90,150
Diluted earnings per share	$0.52		$0.47		$1.97		$1.86
Return on average equity	18.59%		17.92%		18.28%		18.82%
Return on average assets	1.54%		1.49%		1.50%		1.53%
Net interest margin	4.01%		4.10%		3.99%		4.28%
Efficiency ratio	45.66%		47.24%		48.32%		48.20%

Balance Sheet Highlights
Unaudited
(Amounts in thousands except per share data)					Dec. 31, 2003		Dec. 31, 2002

Total assets					$6,906,658		$5,980,533
Total loans					4,059,782		3,406,846
Total deposits					4,815,108		4,172,954
Stockholders' equity					522,540		491,953
Book value per share					$11.22		$10.42
Period end shares outstanding					46,581		47,206

Stock Performance Data	Quarters Ended				Years Ended
Unaudited	December 31,				December 31,
	2003		2002		2003		2002

Market Price:
Quarter End	$32.43		$26.71		$32.43		$26.71
High	$32.80		$28.79		$32.80		$32.16
Low	$29.61		$23.80		$24.89		$23.34

Quarter end price to book value	2.9	x	2.6	x	2.9	x	2.6	X
Quarter end price to 2003 earnings	16.5	x	N/A		16.5	x	N/A
Dividends declared per share	$0.22		$0.19		$0.79		$0.70

First Midwest Bancorp, Inc.	Press Release Dated January 21, 2004

Condensed Consolidated Statements of Condition
	December 31,
(Amounts in thousands)	2003	2002
	Unaudited (1)	Audited
Assets
Cash and due from banks	$186,900	$195,153
Funds sold and other short-term investments	15,409	30,266
Securities available for sale	2,229,650	2,021,767
Securities held to maturity, at amortized cost	67,446	69,832
Loans	4,059,782	3,406,846
Reserve for loan losses	(56,404)	(47,929)
Net loans	4,003,378	3,358,917
Premises, furniture and equipment	91,535	81,627
Investment in corporate owned life insurance	146,421	141,362
Accrued interest receivable and other assets	165,919	81,609
Total assets	$6,906,658	$5,980,533
Liabilities and Stockholders' Equity
Deposits	$4,815,108	$4,172,954
Borrowed funds	1,371,672	1,237,408
Subordinated debt-trust preferred securities	128,716	-
Accrued interest payable and other liabilities	68,622	78,218
Total liabilities	6,384,118	5,488,580
Common stock	569	569
Additional paid-in capital	68,755	71,020
Retained earnings	650,128	594,192
Accumulated other comprehensive income	32,656	39,365
Treasury stock, at cost	(229,568)	(213,193)
Total stockholders' equity	522,540	491,953
Total liabilities and stockholders' equity	$6,906,658	$5,980,533

(1) While unaudited, the 2003 Condensed Consolidated Statement of Condition has been prepared in accordance with accounting principles generally accepted in the United States and is derived from the 2003 financial statements on which Ernst & Young LLP, First Midwest's independent external auditor will issue an audit opinion upon completion of their audit procedures.

First Midwest Bancorp, Inc.	Press Release Dated January 21, 2004

Condensed Consolidated Statements of Income	Quarters Ended		Years Ended
	December 31,		December 31,
(Amounts in thousands except per share data)	2003	2002	2003	2002
	Unaudited (1)	Unaudited (1)	Unaudited (2)	Audited
Interest Income
Loans	$48,439	$53,528	$200,013	$223,393
Securities	23,085	24,427	89,972	105,454
Other	144	266	1,082	817
Total interest income	71,668	78,221	291,067	329,664
Interest Expense
Deposits	13,182	17,685	56,272	81,616
Borrowed funds	4,445	7,783	23,962	29,294
Subordinated debt-trust preferred securities	1,079	-	1,079	-
Total interest expense	18,706	25,468	81,313	110,910
Net interest income	52,962	52,753	209,754	218,754
Provision for Loan Losses	3,075	4,235	10,805	15,410
Net interest income after provision for loan losses	49,887	48,518	198,949	203,344
Noninterest Income
Service charges on deposit accounts	7,269	6,948	27,924	25,362
Trust and investment management fees	2,727	2,507	10,810	10,309
Other service charges, commissions, and fees	4,675	4,767	20,250	18,019
Corporate owned life insurance income	1,354	1,460	5,059	6,728
Gains on available for sale securities	202	427	2,988	460
(Losses) on early extinguishment of debt	(3,018)	-	(6,025)	-
Other	6,210	1,469	13,164	6,113
Total noninterest income	19,419	17,578	74,170	66,991
Noninterest Expense
Salaries and employee benefits	21,241	19,833	84,284	80,626
Occupancy expenses	3,544	3,503	14,508	14,298
Equipment expenses	2,106	1,959	7,979	7,769
Technology and related costs	1,899	2,331	8,913	9,796
Other	8,319	8,070	33,768	35,563
Total noninterest expense	37,109	35,696	149,452	148,052
Income before taxes	32,197	30,400	123,667	122,283
Income tax expense	7,998	7,934	30,889	32,133
Net Income	$24,199	$22,466	$92,778	$90,150
Diluted Earnings Per Share	$0.52	$0.47	$1.97	$1.86
Dividends Declared Per Share	$0.22	$0.19	$0.79	$0.70
Weighted Average Diluted Shares Outstanding	46,944	47,714	46,982	48,415

  While unaudited, the Condensed Consolidated Statements of Income for the quarters ended December 31, 2003 and 2002 have been prepared in accordance with accounting principles generally accepted in the United States and are derived from quarterly financial statements.

  While unaudited, the Condensed Consolidated Statement of Income for the year ended December 31, 2003 has been prepared in accordance with accounting principles generally accepted in the United States and is derived from the 2003 financial statements on which Ernst & Young LLP, First Midwest's independent external auditor will issue an audit opinion upon completion of their audit procedures.

First Midwest Bancorp, Inc.		Press Release Dated January 21, 2004

Selected Quarterly Data
Unaudited	Years Ended			Quarters Ended
(Amounts in thousands except per share data)	12/31/03	12/31/02	12/31/03	9/30/03	6/30/03	3/31/03	12/31/02

Net interest income	$209,754	$218,754	$52,962	$52,007	$52,644	$52,141	$52,753
Provision for loan losses	10,805	15,410	3,075	2,660	2,540	2,530	4,235
Noninterest income	74,170	66,991	19,419	15,772	21,215	17,764	17,578
Noninterest expense	149,452	148,052	37,109	37,551	37,954	36,838	35,696
Net income	92,778	90,150	24,199	21,202	24,647	22,730	22,466
Diluted earnings per share	$1.97	$1.86	$0.52	$0.45	$0.53	$0.48	$0.47
Return on average equity	18.28%	18.82%	18.59%	16.73%	19.40%	18.39%	17.92%
Return on average assets	1.50%	1.53%	1.54%	1.33%	1.59%	1.53%	1.49%
Net interest margin	3.99%	4.28%	4.01%	3.90%	4.01%	4.06%	4.10%
Efficiency ratio	48.32%	48.20%	45.66%	48.72%	49.92%	49.16%	47.24%

Period end shares outstanding	46,581	47,206	46,581	46,551	46,534	46,582	47,206
Book value per share	$11.22	$10.42	$11.22	$10.94	$10.92	$10.58	$10.42
Dividends declared per share	$0.79	$0.70	$0.22	$0.19	$0.19	$0.19	$0.19

Asset Quality
Unaudited	Years Ended		Quarters Ended
(Amounts in thousands)	12/31/03	12/31/02	12/31/03	9/30/03	6/30/03	3/31/03	12/31/02

Nonaccrual loans	$15,930	$12,525	$15,930	$11,442	$9,423	$13,596	$12,525
Restructured loans	7,137	-	7,137	7,219	7,328	-	-
Total nonperforming loans	$23,067	$12,525	$23,067	$18,661	$16,751	$13,596	$12,525
Foreclosed real estate	5,812	5,496	5,812	3,842	4,576	4,044	5,496
Loans past due 90 days and still accruing	3,384	3,307	3,384	4,806	5,723	7,497	3,307
Nonperforming loans to loans	0.57%	0.37%	0.57%	0.53%	0.48%	0.40%	0.37%
Nonperforming assets to loans plus foreclosed real estate	0.71%	0.53%	0.71%	0.64%	0.61%	0.51%	0.53%
Reserve for loan losses to loans	1.39%	1.41%	1.39%	1.41%	1.40%	1.40%	1.41%
Reserve for loan losses to nonperforming loans	245%	383%	245%	263%	293%	353%	383%
Provision for loan losses	$10,805	$15,410	$3,075	$2,660	$2,540	$2,530	$4,235
Net loan charge-offs	9,550	15,226	3,055	2,620	1,436	2,439	4,225
Net loan charge-offs to average loans	0.28%	0.45%	0.35%	0.30%	0.17%	0.29%	0.49%